Exhibit 2(a)



                      Agreement And Plan of Reorganization

                                   dated as of

                                 April 17, 2000


                                     between

                                 Larry Weinstein

                                       and

                          Archer Sytems Limited, Inc.

                  with respect to the shares of common stock of

                                NextNet.Com, Inc.



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                                TABLE OF CONTENTS


                                                                          Page

Recitals                                                                    3

Section 1         Exchange                                                  3
Section 2         Archer Shares                                             3
Section 3         Closing                                                   3
Section 4         Representations, Warranties and Covenants
                  of Shareholder                                            4
Section 5         Representations and Warranties of
                  Archer                                                    8
Section 6         Conditions Precedent to Obligations of
                  Archer                                                    9
Section 7         Conditions Precedent to Obligations of
                  Shareholder                                              10
Section 8         Additional Covenants by Shareholder                      11
Section 9         Indemnity Obligation                                     12
Section 10        Miscellaneous Provisions                                 12


Exhibit A         Shares to be Transferred                                 14

Exhibit B         Liabilities and Obligations                              15

Exhibit C         Litigation                                               16

Exhibit D         Compliance with Laws and Regulations                     17

Exhibit E         Absence of Certain Events                                18

Exhibit E1        Tax Returns and Payments                                 19

Exhibit F         Title to Assets                                          20

Exhibit G         Condition of Facilities                                  21

Exhibit H         Contracts                                                22

Exhibit I         Bank Accounts                                            23

Exhibit J         Insurance                                                24

Exhibit K         Employee Benefit Plans                                   25

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                      AGREEMENT AND PLAN OF REORGANIZATION


     AGREEMENT ("Agreement"), dated as of April 17, 2000 between Archer Sytems, Limited, Inc., a Delaware corporation ("Archer"), having its principal place of business at 75 Lincoln Hwy, 2nd Fl., Iselin, NJ 08830 and Larry Weinstein ("Shareholder"), being the owner of record of all of the issued and outstanding voting stock of NextNet.Com, Inc., a Delaware Corporation ("NextNet") having its principal place of business at

                                   WITNESSETH:

     WHEREAS, Shareholder owns 2,000,000 common shares of NextNet .0001 par value per share which represents all of the issued and outstanding shares of stock of NextNet and desires to exchange 2,000,000 common shares representing one hundred percent of NextNet (the "Shares") for shares of Archer, and

     WHEREAS, NextNet is in the business of providing a consulting service for emerging Internet companies to aid them in developing strategic alliances with other like business that have similar and mutually advantageous interests, and

     WHEREAS, Archer wishes to acquire and the Shareholder wishes to transfer the Shares in exchange for Archer shares as a reorganization within the meaning of section 368 (a)(1)(B) of the Internal Revenue Code 1986 as amended.

     NOW, THEREFORE Archer and the Shareholder adopt this Plan of Reorganization and agree as follows:

     Section 1. Exchange of Stock . The Shareholder agrees to transfer the shares to Archer at the Closing. In exchange Archer agrees to issue to Shareholder at the Closing 2,000,000 shares of voting common stock of Archer hereinafter to be referred to as ("Archer Shares") at the Closing.

     Section 2. Deliver of Certificates by Shareholder. The transfer of the Shares by the Shareholder shall be effected by the delivery to Archer at the Closing of the certificates representing all of the transferred Shares endorsed in blank or accompanied by stock powers executed in blank. The issuance of Archer Shares by Archer shall be effected by the delivery to Shareholder at the Closing of certificates issued in the Shareholder's name.

     Section 3. Closing. The closing for the exchange, sale and purchase of the Shares (the "Closing") shall take place on or before April 25, 2000 at 9:00 a.m. at the offices of Archer Systems Limited, Inc. located at 75 Lincoln Highway 27, Iselin NJ 08830 or at such other time and place mutually agreed to by the parties hereof. The date and time of the closing determined in accordance with the preceding provisions of this Section 3 are herein referred to as the "Closing Date".

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     Section 4.  Representations,  Warranties  and  Covenants of  Shareholder  .
Shareholder represents and warrants to, and covenants with, Archer as follows:

     A. Title to the Shares. Shareholder is the lawful record and beneficial Owner of the Shares, as indicated on Exhibit A hereto, the Shares so owned by the Shareholder are free and clear of all security interests, liens, encumbrances, claims and equities of every kind, except as created by this Agreement, and are duly authorized, validly issued and outstanding, fully paid and nonassessable; no liability of any kind, whether absolute or contingent, shall attach to Archer solely by virtue of Archer's Ownership of the Shares.

     B. No Other Equity Securities Issued. On the date hereof, the authorized equity securities of NextNet of all classes and kinds consist exclusively of 25,000,000 common Shares .0001 par value of which two million (2,000,000) are outstanding.

     C. Capacity of and Execution by Shareholder . Shareholder has full legal power and capacity to execute, deliver and perform this Agreement, and to deliver certificates representing the Shares owned by Shareholder as indicated on Exhibit "A" hereto, and full legal power to sell the Shares to Archer in accordance with this Agreement. Without limiting the generality of the foregoing, no authorization, consent or approval or other order or action of or filing with any court, administrative agency, or other governmental or regulatory body or authority is required for the execution and delivery by the Shareholder of this Agreement or Shareholder's consummation of the transactions contemplated hereby; this Agreement has been duly and validly executed and delivered by Shareholder and constitutes the valid and binding obligation of Shareholder enforceable in accordance with its terms, except as its enforceability is limited by bankruptcy, reorganization, insolvency, moratorium and similar laws presently or hereafter in effect affecting the enforcement of creditors' rights and generally and subject to general principles of equity; and transfer and delivery of the Shares to be sold by Shareholder to Archer hereunder in accordance with this Agreement will vest good title to the Shares in Archer free and clear of all security interests, liens, encumbrances, claims and equities of every kind other than restrictions on disposition contained in applicable federal and state securities laws.

     D. Other Right to Acquire Shares. Neither the Shareholder nor NextNet is a party to any contract or agreement, oral or written, other than this Agreement whereby it, he or they have granted to anyone any right, whether absolute, contingent or otherwise, to purchase, obtain or acquire any rights in any securities of any class or kind now outstanding or to be issued, including the Shares,

     E. Corporate Existence, Power and Authority. NextNet is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now being conducted, and to own, lease or otherwise hold its properties.

     F. Qualification as a Foreign Corporation. NextNet is qualified as a foreign corporation in each jurisdiction where such qualification is required, except in those jurisdictions where the failure to be so qualified would not have a material adverse effect on the business, operations or financial conditions of NextNet or the Business.

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     G. Conflict with Other  Instruments.  Neither the execution and delivery of this Agreement by Shareholder nor the consummation by Shareholder of the transactions contemplated in this Agreement will (a) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default (or an event which would by notice or lapse of time or both would become a default) or permit acceleration or termination of obligations under, or result in the creation of a lien or encumbrance on any of the properties of NextNet pursuant to, (i) the certificate of incorporation or by-laws of NextNet (true copies of which Shareholder have furnished to Archer ) or (ii) any indenture, mortgage, lease, agreement, or other instrument to which NextNet or Shareholder is a party or by which it or they, or any of its or their properties, may be bound or affected, or (iii) violate any law, rule, order, or regulation to which NextNet or Shareholder is subject or by which it or they or its or their properties are bound.

     H. Brokers or Finders. There is no broker or finder involved on behalf of Shareholder in connection with the transactions contemplated by this Agreement.

     I. Liabilities and Obligations. NextNet , except as described or set forth in Exhibit "B" hereto, has no debts, liabilities or obligations of any nature whether accrued, absolute, contingent or other, and whether due or to become due, including, but not limited to, liabilities or obligations on account of taxes, other governmental charges, duties, penalties, interest or fines, and there is no basis for the assertion against NextNet of any such debt, liability or obligation. except:

     (a) Liabilities and obligations incurred, and obligations arising under agreements entered into, in the ordinary course of business since April 2, 2000; and
     (b) Liabilities or obligations incurred in connection with the execution of this Agreement.

     J. Litigation, Etc. There are no actions, suits, investigations or proceedings pending in any court or before any governmental agency, other than those set forth on Exhibit "C" hereto, to which NextNet is a party or otherwise affecting its properties or its business as now or heretofore conducted by it which if determined adversely to NextNet might materially affect the properties, business, future prospects of financial condition of NextNet and there is no litigation, proceeding, claim, grievance, or controversy threatened against it with regard to or affecting its properties or its business as now or heretofore conducted by it which if determined adversely to might materially and adversely affect the properties, business, future prospects or financial condition of NextNet . There is no action, suit, proceeding or investigation which is pending or threatened which questions the validity or propriety of this Agreement, or any action taken or to be taken by Shareholder or in connection herewith. NextNet is not subject to any judicial injunction or mandate or any quasi-judicial order or quasi-judicial restriction directed to or against it as a result of its Ownership of its properties or its conduct of its business as now or heretofore conducted by it and no governmental agency has at any time challenged or questioned in writing the legal right of NextNet to conduct its business or any part thereof as now heretofore conducted which challenge if determined adversely to NextNet might materially and adversely affect the properties, business, future prospects or financial condition of NextNet.

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     K.  Compliance  With Laws,  Etc.  NextNet  has  complied  with all laws and regulations of any applicable jurisdiction with which it is or was required to comply in connection with its Ownership of its properties and operation of its business. NextNet has all governmental permits and permissions material to the Ownership of its properties or the conduct of its Business as now conducted. Except as set forth on Exhibit "D" hereto, it has not received any notice or communication from any authority with respect to non-compliance with any of the foregoing, which non-compliance has not been cured. The execution, delivery, performance and compliance by Shareholder with this Agreement will not result in any such violation or default or be in conflict with any such term or condition or result in the creation of any lien, encumbrance or charge upon any of the assets of such Shareholder or NextNet , or violation any agreement by which Shareholder or NextNet is bound.

     L. Compliance with Securities Act; Restriction on Transfer. Neither the Shareholder or any agent acting on their behalf, has taken, or will take, any action which would require the Archer Stock to be subject to the registration provisions of Section 5 of the Securities Act of 1933, as amended, or any applicable state securities laws.

     M. Third Party Consents. In respect of the transfer of the Shares to Archer and the consummation of transactions contemplated hereunder, no consent of any third party is necessary or required by any certificate of incorporation, by-laws, indentures, mortgages, leases, agreements or other instruments to which Shareholder or NextNet or any of his or its properties may be bound or affected, or under any applicable law or regulation to which either Shareholder or NextNet is subject or by which it or his or its or their properties are bound.

     N. Material Information, Etc. Neither the Exhibits attached hereto, nor any written material provided by Shareholder to Archer or its counsel (or to be provided prior to Closing, in connection with the negotiations of the sale of the Shares contain) (nor shall contain), as of their respective dates, nor does this Agreement contain, any untrue statement of a material fact or omit a material fact necessary to make information contained therein or herein not misleading. There is no fact or condition which Shareholder have not disclosed to Archer in writing which materially adversely affects the properties, business, prospects or condition (financial or otherwise) of NextNet or the ability of either Shareholder to perform this Agreement. NextNet is not a party to nor in any way obligated under any contract which, in the opinion of either Shareholder , is a contract materially and adversely affecting the business, operations, prospects or financial condition of NextNet .

     O. Financial Statements. NextNet has been operating since April 2, 2000. No financial statements have been delivered to the Archer nor has a financial statement been prepared.

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     P. Absence of Certain Events. Since April 2, 2000 there has not been:

     (1) Any change in the financial position, or the properties, assets, liabilities, business or prospects of NextNet except changes in the ordinary course of business which have not been "materially adverse".
     (2) Any damage, destruction or loss (whether or not covered by insurance) which might materially and adversely affect the properties, assets, business or prospects of NextNet except for the matters described in Exhibit "E" hereto;
     (3) Any sale, assignment, transfer license or other disposition by NextNet of any patent, trademark, trade name, or other intangible asset;
     (4) To the best knowledge and belief of such Shareholder , any other occurrence, event or condition which adversely affects or may adversely affect the properties, assets, business or prospects of NextNet;
     (5) Any general increase in the compensation of NextNet's employees, or any increase in the compensation of any officer or other executive of NextNet or;
     (6) The declaration or setting aside for payment of any dividend or other distribution in respect of its capital stock, or any redemption or other acquisition of its capital stock


     Q. Tax Returns and Payments. Except as set forth in Exhibit E hereto, NextNet has filed all federal, state, local or foreign tax returns or reports required to be filed under applicable law.

     R. Title to Assets. NextNet has good, indefeasible and marketable title to all of assets and properties its purports to own free and clear of any mortgage, pledge, lien, lease, encumbrance, security interest or other charge other than those listed and described in Exhibit "F" hereto.

     S. Condition of Facilities. All offices used by NextNet , (whether under its control or the control of others) are in good operating condition and repair, reasonable wear and tear excepted, are to such Shareholder's knowledge in compliance with applicable laws and regulations, and are adequate and sufficient for all operations conducted by NextNet . Except as set forth on Exhibit "G" hereto.

     T. Contracts. Exhibit "H" hereto contains, except as noted, a true and complete schedule of all contracts, agreements, commitments and other documents to which NextNet is a party or by which NextNet or any of the properties of NextNet is in any way affected or bound, all such contracts, agreements and commitments are legally valid and binding and in full force and effect, and there are no defaults thereunder or any event or condition which upon notice and/or lapse of time would constitute a default. None of the rights of NextNet thereunder will be impaired by the consummation of the transaction contemplated by this Agreement, and all of the rights of NextNet thereunder will be enforceable after the Closing without the consent or agreement of any other party thereto which has not been obtained. Copies of all the documents described in such Exhibit have heretofore been delivered to Buyer and are true and complete and include all amendments and supplements thereto and modifications thereof.

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     U. Inventories. NextNet has no inventory.

     V. Accounts Receivable. Next Net does not have any notes and accounts receivable.

     W. Bank Accounts. Exhibit "I". hereto sets forth the name and location of each bank in which NextNet has an account or safe deposit box and the names of all person's authorized to draw thereon or have access thereto.

     X. Insurance. Exhibit "J". Hereto sets forth an accurate list of all Insurance coverage maintained by or for the benefit of NextNet or any officer or employee of NextNet , showing in each case the amount of coverage, the insurance carrier, the type of coverage provided, and the period of time (during the last two years) during which such coverage has been in effect.

     Y. Labor Disputes; Unfair Labor Practices. There is not pending or threatened any labor dispute, strike or work stoppage of employees of NextNet .

     Z. Employee Benefit Plans. Exhibit "K". Hereto sets forth an accurate list of all employee benefit plans and trusts incident thereto ("Plans") which NextNet has established and the documents relating thereto.

     Z1. Purchase for Investment. Shareholder is acquiring the Shares pursuant to this Agreement for investment and not with a view toward, or sale in connection with, any distribution thereof nor with any present intention of selling or distributing the Shares; provided that the disposition of its property shall at all times be within Shareholder's control.

     Section 5. Representations and Warranties of Archer . Archer represents and warrants to Shareholder as follows:

     A. Corporate Existence, Power and Authority. Archer is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has all requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated in this Agreement.

     B. Corporate Action. The execution and delivery of this Agreement by Archer and the consummation by Archer of the transactions contemplated in this Agreement have been authorized by all requisite corporate action on the part of Archer .

     C. Validity. This Agreement has been duly and validly executed and delivered by Archer and constitutes the valid and binding obligation of Archer enforceable in accordance with its terms except as its enforceability is limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws presently or hereafter in effect affecting the enforcement of creditors' rights generally and subject to general equity principles.

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     D. Archer Operations. Archer's business is the development and acquisition of interests in technical and Internet businesses.

     E. Brokers or Finders. There is no broker or finder involved on behalf of Archer in connection with the transactions contemplated by this Agreement.

     F. Common Stock. The Common Stock of Archer Sytems, Limited, Inc. when issued pursuant to this agreement shall consist of shares of common stock duly authorized, validly issued, fully paid and nonassessable which all restricted from sale, transfer or hypothecation under the terms and conditions set forth in Rule 144 of the Securities Act of 1933 as amended and shall bear a restrictive legend to that effect.

     Section 6. Conditions Precedent to Obligations of Archer . All obligations of Archer under this Agreement to be performed on or after the Closing Date are, at the option of Archer , subject to the satisfaction of the following conditions precedent on or before the Closing Date, as indicated below:

     A. Proceedings Satisfactory. All actions, proceedings, instruments, opinions and documents required to carry out this Agreement or incidental hereto, and all other related legal matters, shall be satisfactory to Archer in its sole discretion. Shareholder shall have delivered to Archer on the Closing Date such documents and other evidence as Archer may reasonably request in order to establish the consummation of transactions relating to the execution, delivery and performance by Shareholder of this Agreement, the purchase, transfer and delivery of the Shares to be purchased hereunder, the taking of all corporate and other proceedings in connection therewith and the compliance with the conditions set forth in this Section 6, in form and substance satisfactory to Archer in its sole discretion.

     B. Representations, Warranties and Covenants of Shareholder. The representations, warranties and covenants made by Shareholder in Section 4 hereof shall be true and correct on and as of the Closing Date with the same force and effect as though all such representations, warranties and covenants had been made on and as of the Closing Date after giving effect to any transactions or other actions contemplated hereby.

     C. Compliance with Terms and Conditions. All the terms, covenants, agreements and conditions of this Agreement to be complied with and performed by Shareholder on or before the Closing Date shall have been complied with and performed in all material respects.

     D. No Proceedings Pending. No action, suit, proceeding or investigation by or before any court, administrative agency or other governmental authority shall have been instituted or threatened which may restrain, prohibit or invalidate any of the transactions contemplated by this Agreement or which may affect the right of Archer to operate or control after the Closing Date the properties of NextNet or the Business, or any part thereof.

     E. No Material Change. There shall have been no material adverse change in the business, prospects or properties of NextNet and none of the properties of NextNet shall have been, in the absolute judgment of Archer , adversely affected in any material way by, or sustained any material loss, whether or not insured, as a result of any fire, flood, accident, explosion, strike, labor disturbance, riot, act of God or the public enemy or other calamity of casualty.

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     F. Review of Business and Legal Matters.  Archer and its counsel shall have completed a review in form and scope satisfactory to Archer of business and legal matters with respect to NextNet and the NextNet Business, and on the basis of such review, nothing shall have come to the attention of Archer or its counsel that causes Archer to conclude that it is inadvisable to proceed with the transaction.

     G. Resignation of the NextNet Board of Directors. Archer shall have received the Resignation of the NextNet Board of Directors at the closing and a unanimous consent of the shareholders of NextNet shall be executed concurrent with the Closing electing Larry Weinstein, Richard Margulies and Walter Krzanowski as the directors of NextNet and a unanimous consent of Directors appointing Larry Weinstein as Chief Executive Officer and President and Walter Krzanowski as Secretary/Treasurer of NextNet and Archer and shall receive a certified copy of same at the closing in addition to the minute book, stock book and Seal of NextNet .

     Section 7. Conditions Precedent to Obligation of Shareholder . All obligations of Shareholder hereunder to be performed on or after the Closing Date are, at the option of Shareholder , subject to the satisfaction of the following conditions precedent on or before the Closing Date, as indicated below:

     A. Proceedings Satisfactory. Archer shall have delivered to the Shareholder on the Closing Date such documents required under this agreement.

     B. Representations and Warranties Correct. The representations and warranties made by Archer in Section 5 of this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though all such representations and warranties had been made on and as of the Closing Date after giving effect to any transactions or other actions contemplated hereby.

     C. Compliance with Terms and Conditions. All the terms, covenants and conditions of this Agreement to be complied with and performed by Archer on or before the Closing Date shall have been complied with and performed in all material respects.

     D. Delivery of certificates for the Common Stock. Archer shall have delivered to Shareholder on the closing date certificates evidencing the Common Stock to be acquired by them hereunder.


     Section 8. Additional Covenants by Shareholder . Shareholder hereby covenants to Archer that:

     A. Cooperation. From the date hereof to and including the Closing Date Shareholder will:

     (1) Access to Information. Cooperate and cause others under the control of Shareholder and NextNet to cooperate to the end of providing Archer and its counsel, accountants and other designated representatives full access during normal business hours to the properties, books, contracts, commitments and other records (including computer files, retrieval programs and related documentation) of NextNet relating to its properties or the Business, and Shareholder will furnish or cause to be furnished to Archer and such representatives during such period all such information and data concerning the same as Archer or such representatives reasonably may request; and

     (2) Keep Archer Informed. Promptly notify Archer of any material matter or thing occurring which affects the properties of NextNet or the Business.

     Section 9. Miscellaneous Provisions.

     A. Expenses. Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incident to the origin, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby, including without limitation all legal and accounting fees and disbursements.

     B. Exhibits. The Exhibits attached hereto are incorporated herein and made a part hereof for all purposes. As used herein, the expression "this Agreement" means the body of this Agreement and such Exhibits; and the expressions "herein", "hereof", and "hereunder" and other words of similar import refer to this Agreement and such Exhibits as a whole and not to any particular part of subdivision thereof.

     C. Survival of Obligations. The respective representations, warranties, covenants and agreements of the parties to this Agreement shall survive any investigation by the parties hereto, and consummation of the transactions contemplated by this Agreement and shall continue in full force and effect after the date hereof. The obligations of Shareholder under Section 9 hereof shall survive the termination of this Agreement.

     D. Amendments and Waivers. Except as otherwise specifically stated herein, any provision of this Agreement may be amended by, and only by, a written instrument executed by Archer and Shareholder . Any party may extend the time for or waive the performance of any obligation of the other parties, waive any inaccuracies in the representations or warranties by the other parties, or waive compliance by the other parties with any of the terms and conditions contained in this Agreement. Any such extension or waiver shall be in writing and executed by the extending or waiving party.

     E. Other Instruments to be Executed, Etc. From and after the date hereof, Shareholder shall, from time to time, at the request of Archer and without further consideration do, execute, acknowledge and deliver, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required more effectively to convey, assign, transfer or confirm the sale of the Shares.

     F. Public Statements. None of the Shareholder , Archer nor NextNet shall issue any press release or other public statement concerning the transactions contemplated by this Agreement without first providing the others with a written copy of the text of such release or statement and obtaining the consent of the others respecting such release or statement. Archer and Shareholder shall keep this Agreement, the terms hereof, and all documents and information relating to this Agreement confidential, except as may be required by law or, in the case of Archer , as may be necessary in the ordinary conduct of the Business after the date hereof.

     G. Materiality. For purposes of determining whether a breach of a representation of warranty contained in Section 4 hereof has occurred, an event or events or condition or conditions having a cost greater than $1,000 individually of $2,500 in the aggregate for all such events and conditions shall be deemed to be "material".

     H. Parties Bound. This Agreement shall apply to, inure to the benefit of and be binding upon and enforceable against the parties hereto and their respective successors and permitted assigns. The respective rights and obligations of any party hereto shall not be assignable without the consent of the other parties.
     I. Governing Law. This Agreement, and the rights and obligations of the parties hereto, shall be governed by and construed in accordance with the laws of the State of New Jersey.

     J. Notices. Any notice, demand, approval, consent, request, waiver or other communication which may or is required to be given pursuant to this Agreement shall be in writing and shall be deemed given on the earlier of the day actually received or on the close of business on the business day next following the day when telexed, telecopied or otherwise sent by telecommunications means, receipt confirmed, or on the close of business on the business day next following the day when deposited with an overnight courier service, addressed to the party at the address set forth after its respective name below, or at such different address as such party shall have theretofore advised the other party in writing, with copies sent to the persons indicated:

         If to Shareholder :           Larry Weinstein
                                       3 Commodore Drive
                                       Unit B 160
                                       Emeryville, CA  94608



         If to Archer  :               Richard Margulies, President
                                       Archer Sytems, Limited, Inc.
                                       75 Lincoln Highway
                                       Iselin, New Jersey 08830


         With a copy to:               Sol Freedman, Esq.
                                       100 Merrick Road (East Building)
                                       Rockville Centre, N.Y  11570

     K. Number and Gender of Words. Whenever herein the singular number is used, the same shall include the plural where appropriate, and the words of any gender shall include each other gender where appropriate.

     L. Captions. The captions, headings and arrangements used in this Agreement are for convenience only and do not affect, limit or amplify the terms and provisions hereof.

     M. Invalid Provisions. If any provision hereof is held to be illegal, invalid or unenforceable under present or future laws effective during the terms hereof, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall no be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. In lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part hereof a provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

     N. Entirety of Agreement. This Agreement contains the entire agreement among the parties. No representation, inducements, promises or agreements, oral or otherwise, which are not embodied herein shall be of any force or effect.

     O. Counterparts; Effectiveness. This Agreement may be executed in counterparts, each of which shall be deemed an original for all purposes and all of which shall be deemed, collectively, one agreement. This Agreement shall become effective when executed and delivered by the parties hereto.

     P. Facsimile Signatures. All signatures transmitting by facsimile machines are hereby deemed legal and binding.


     Q. Press Releases. Press releases shall be jointly approved by the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                  Shareholder :  /s/Larry Weinstein     (Seal)
                                 ------------------
                                    Larry Weinstein




                  Archer  :         Archer Sytems Limited, Inc.   (Seal)

                                    By:/s/Richard Margulies
                                    -----------------------
                                    Name: Richard Margulies
                                          Title: President

                                    EXHIBIT A


                   2,000,000 NextNet Shares to be transferred
                         to Archer Sytems Limited, Inc.


         2,000,000 Archer Sytems Limited, Inc. Shares to be transferred to Larry Weinstein

                                    EXHIBIT B

                           Liabilities and Obligations


                                      None

                                    Exhibit C

                                   Litigation


                                      None

                                    Exhibit D

                      Compliance with Laws and Regulations

                                      None

                                    Exhibit E

                            Absence of Certain Events


                                      None

                                   Exhibit E1

                            Tax Returns and Payments


                                      None

                                    Exhibit F

                                 Title to Assets


                                      None

                                    Exhibit G

                            Conditions of Facilities


                                      None

                                    Exhibit H

                                    Contracts


                                      None

                                   Exhibit I

                                   BANK ACCOUNT


                                    PNC Bank
                                     Rt. 27
                                Edison, NJ 08820

                              Account #8013729411

                                    Exhibit J

                                    Insurance


                                      None

                                    Exhibit K


                             Employee Benefit Plans

                                      None